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                                                                    EXHIBIT 99.2


 FOR IMMEDIATE RELEASE                 CONTACT:

                                       Mr. Paul Spindler
                                       Executive Vice President
                                       Bristol Technology Systems, Inc.
                                       (714) 475-0800

                                       Mr. Robert Smyth
                                       President and CEO
                                       Smyth Systems, Inc.
                                       (330) 499-6392


                      BRISTOL TECHNOLOGY SYSTEMS TO ACQUIRE
                      OHIO-BASED RETAIL AUTOMATION COMPANY

         IRVINE, CA, April 4, 1997 -- Bristol Technology Systems Inc. (BTEC:NASDAQ) and Smyth Systems, Inc. today announced they have reached a definitive agreement for a merger of the two companies in an exchange of stock. Specific terms of the transaction were not disclosed.

         Smyth, headquartered in Canton, Ohio, provides turnkey retail automation solutions for vertical markets, which include many of the nation's leading country clubs and resorts, specialty retailers and museum stores. It also operates a point-of-sale (POS) systems dealership serving supermarket and food service retailers in Southern California and Northern Ohio. The POS operation sells, installs and services equipment manufactured by NCR.

         Founded in 1949, Smyth Systems has operations in Irvine, Montclair and San Diego, California; Dallas, Salt Lake City and Canton.

         Bristol, based in Irvine, California, operates point-of-sale systems dealerships in Kentucky, Ohio, Washington and California.

         Richard H. Walker, Bristol president and chief executive officer, said the merger moves Bristol strongly into the integrated turnkey software solutions market across the country and at the same time significantly increases the combined companies' market share for POS systems in California and Ohio. Bristol dealers currently have operations in the San Francisco area and Dayton, Ohio. Walker said Bristol resources would be made available to Smyth Systems to accelerate expansion of its retail solutions and POS business.
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BRISTOL ACQUISITION OF RETAIL AUTOMATION COMPANY - Page 2

         Walker said Smyth Systems would operate under its current management as a subsidiary of Bristol. Robert Smyth, president and chief executive officer, Larry Smyth and Bill Smyth, both senior vice presidents, all have agreed to long term employment contracts, he said.

         The transaction was Bristol's second in a week. Earlier, it announced it had executed a definitive agreement to acquire International Systems & Electronics, a Miami, Florida-based POS dealer for an undisclosed amount of cash and stock. With the addition of Smyth Systems, Bristol's annual ized revenues will approximate more that $30 million, the company said.

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